_______________________________________________________________________________
                                EXHIBIT 10.40
BANK OF AMERICA                                 BUSINESS LOAN AGREEMENT
NATIONAL TRUST AND SAVINGS ASSOCIATION
_______________________________________________________________________________

This Agreement dated as of September 24, 1996, is between Bank of America National Trust and Savings Association (the "Bank") and Arris Pharmaceutical Corporation (the "Borrower").

1.   LINE OF CREDIT AMOUNT AND TERMS

1.1  LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is the lesser of:

     (i)  Twelve Million Dollars ($12,000,000) or

     (ii) the sum of the following:

          (A) the amount of Bank of America time deposits pledged to the Bank; plus

          (B) the loan value of the marketable securities pledged to the Bank. The loan value of a marketable security will be a percentage of its fair market value. Except for the types of securities listed below, the fair market value will be determined by the Bank from time to time in its sole discretion. The percentage applied to a particular marketable security will be set by the Bank at the time it is pledged to the Bank. The percentage can be changed by the Bank at any time for reasonable cause. The Bank's records of the applicable percentage will be controlling. It is provided, however, that notwithstanding any of the foregoing, the Bank and the Borrower agree that the loan value of marketable securities consisting of (1) U.S. treasury bills will be 90%, (2) U.S. treasury notes or bonds or other obligations issued or guaranteed by the federal government and with maturities longer than one year will be 80%, and (3) U.S. corporate or municipal bonds rated at least AA by Standard & Poor's Ratings Group or at least Aa by Moody's Investors Service, Inc. will be 75%.

     If at any time the total amount of principal outstanding under the line of credit exceeds this limit, the Borrower will immediately either increase the loan value of marketable securities or other acceptable collateral pledged to the Bank, or reduce the total amount outstanding in order to comply with this limit. If any of the pledged assets are margin stock, the Borrower will provide the Bank a Form U-1 Purpose Statement, and the Bank and the Borrower will comply with the restrictions imposed by Regulation U of the Federal Reserve, which may require a reduction in the loan value of the margin stock pledged to the Bank.

     The Bank is prohibited from accepting as collateral certain Ineligible Securities while they are being underwritten or privately placed by BA Securities, Inc. The Bank shall comply with these restrictions. BA Securities, Inc. is a wholly-owned subsidiary of BankAmerica Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities. "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C.
     Section 24, Seventh), as amended.

(b) This is a revolving line of credit with a term repayment option. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and December 31, 1997 (the "Expiration Date") unless the Borrower is in default.

1.3  INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is (i) the Bank's Reference Rate minus 1.50 percentage points with respect to that portion of the outstanding principal balance of the line of credit that is less than or equal to the amount of Bank of America time deposits pledged to the Bank and (ii) the Bank's Reference Rate minus 1.0 percentage point with respect to that portion of the outstanding principal balance of the line of credit that exceeds the amount of Bank of America time deposits pledged to the Bank.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4  REPAYMENT TERMS.

(a) The Borrower will pay interest on October 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay the principal amount outstanding on the Expiration Date in 20 successive equal quarterly installments starting April 1, 1998. On December 31, 2002, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period and during the term repayment period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than three months, then on the last day each quarter during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus the applicable spread. The applicable spread will be (1) 0.495 percentage point with respect to that portion of the outstanding LIBOR Rate portions that, when added to the outstanding principal balance (if any) bearing interest at the Bank's Reference Rate minus 1.5 percentage points, results in a sum less than or equal to the amount of Bank of America time deposits pledged to the Bank and (2) 0.995 percentage point with respect to the remaining portion of the outstanding LIBOR Rate portions.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR

     Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   LIBOR Rate  =  London Inter-Bank Offered Rate
                                  ------------------------------
                                    (1.00 - Reserve Percentage)

     Where,

     (i) "London Inter-Bank Offered Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period.
          A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

     (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market.

2.   EXPENSES

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but not limited to, filing, recording and search fees, appraisal fees and documentation fees related to this Agreement.

(b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement up to a maximum of Five Thousand Dollars ($5,000). Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

3.   COLLATERAL

3.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)  Stock and other securities.

(b)  Bank of America time deposits.

4.   DISBURSEMENTS, PAYMENTS AND COSTS

4.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner reasonably acceptable to the Bank, or by another means acceptable to the Bank.

4.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c)  made in immediately available funds consisting of U.S. dollars;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.3  TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14998-04747, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

4.4  DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14998-04747 (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").

     If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

     (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

4.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6 TAXES. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

4.7 ADDITIONAL COSTS.

(a) The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

     (i)  any reserve or deposit requirements; and

     (ii) any capital requirements relating to the Bank's assets and commitments for credit.

(b) The Borrower's obligations under this subparagraph (a) of this paragraph shall be limited to the Bank's costs and losses arising on or after the date which is ninety (90) days after the date the Bank sends written notice to the Borrower confirming the Borrower's obligations under this paragraph and describing in reasonably sufficient detail such costs and losses.

4.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

4.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate. This may result in compounding of interest.

4.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 1.0 percentage point higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 GOVERNING DOCUMENTS. A copy of the Borrower's filed articles of incorporation and any amendments thereto.

5.3 SECURITY AGREEMENTS. Signed original security agreements, assignments and financing statements (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

5.4 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing. This evidence must include, without limitation, (i) a copy of a duly signed and filed financing statement change (Form UCC-2) from Silicon Valley Bank ("SVB") with respect to SVB's financing statement file no. 9519460184 pursuant to which SVB releases from the collateral described in said financing statement any and all collateral consisting of documents, cash, deposit accounts, securities accounts, investment accounts, securities, certificates of deposit, instruments, chattel paper, general intangibles and all other investments or property of any sort now or hereafter owned by the Borrower AND maintained or administered by Bank of America National Trust and Savings Association in the name of the Borrower or for the benefit of the Borrower, and all proceeds thereof (the "BofA Collateral") and (ii) a copy of duly signed and filed financing statement changes (Form UCC-2) from Hambrecht & Quist Guaranty Finance, L. P. ("H&Q") with respect to H&Q's financing statement file no. 94059807 and financing statement file no. 9517760687 pursuant to which H&Q releases from the collateral described in said financing statements any and all collateral consisting of the BofA Collateral.

5.5  OTHER ITEMS.  Any other items that the Bank reasonably requires.

6.   REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

6.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

(b)  in form and content required by the Bank.

(c)  in compliance with all government regulations that apply.

6.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.9 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

6.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.11 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

6.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.   COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 USE OF PROCEEDS. To use the proceeds of the credit only for working capital, capital expenditures and general corporate purposes.

7.2 USE OF PROCEEDS - INELIGIBLE SECURITIES. Not to use, directly or indirectly, any portion of the proceeds of the credit (including any letters of credit) for any of the following purposes:

(a) knowingly to purchase Ineligible Securities from BA Securities, Inc. (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities; or

(b) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger.

7.3 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by Ernst & Young or by another Certified Public Accountant ("CPA") acceptable to the Bank.

(b) Copies of the Borrower's Form 10-K Annual Report, within 120 days of the Borrower's fiscal year end.

(c) Copies of the Borrower's Form 10-Q Quarterly Report, within 60 days of the period's end.

(d) Copies of the Borrower's Form 8-K Current Report within 30 days after the date of filing with the Securities and Exchange Commission.

7.4  NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a)  any lawsuit over One Million Dollars ($1,000,000) against the Borrower.

(b)  any substantial dispute between the Borrower and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's financial condition or ability to repay the loan (any such change hereinafter referred to as a "Material Adverse Change).

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

7.5  BOOKS AND RECORDS.  To maintain adequate books and records.

7.6 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business with which the failure to comply would cause a Material Adverse Change.

7.7 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises which the Borrower now has and which the failure to maintain or preserve would cause a Material Adverse Change.

7.8 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related necessary costs it incurs to protect its security interests and liens.

7.9  INSURANCE.  To maintain insurance as is usual for the business it is in.

7.10 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent (which consent shall not be unreasonably withheld):

(a) engage in any business activities material in scope and substantially different from the Borrower's present business, which is health care.

(b)  liquidate or dissolve the Borrower's business.

8.   DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, then the entire debt outstanding under this Agreement will automatically be due immediately or, with respect to any bankruptcy petition filed against the Borrower, immediately upon the expiration of the cure period without dismissal of the petition.

8.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within 15 days after the date when due.

8.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

8.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

8.4 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of 45 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

8.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

8.6 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Five Million Dollars ($5,000,000) or more in excess of any insurance coverage, and such lawsuit or lawsuits are not dismissed within 30 days after filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

8.7 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Million Dollars ($5,000,000) or more in excess of any insurance coverage, and such judgments or arbitration awards remain unstayed, unvacated, undischarged or unsatisfied for 45 days after entry; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

8.8 GOVERNMENT ACTION. Any government authority takes final, non-appealable action that results in a Material Adverse Change.

8.9  MATERIAL ADVERSE CHANGE.  A Material Adverse Change occurs.

8.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is no longer in effect, or any such document is violated, and, if there is an applicable grace or cure period, the violation continues beyond such grace or cure period.

8.11 OTHER BANK AGREEMENTS. The Borrower fails to meet the material conditions of, or fails to perform any material obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of 30 days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

8.12 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of 30 days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2  CALIFORNIA LAW.  This Agreement is governed by California law.

9.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or, with the prior consent of the Borrower, (which consent shall not be unreasonably withheld) assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4  ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

     (iii)Any violation of this Agreement; or

     (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

     (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

     (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

     (iii)The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

     (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)  This provision does not limit the right of the Borrower or the Bank to:

     (i)  exercise self-help remedies such as setoff;

     (ii) foreclose against or sell any real or personal property collateral; or

     (iii)act in a court of law, before, during or after the arbitration proceeding to obtain:

          (A)  an interim remedy; and/or

          (B)  additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

9.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

9.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable attorneys' fees and costs incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

9.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

9.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION     ARRIS PHARMACEUTICAL CORPORATION



X /s/ Stephanie Barrell                    X /s/ Daniel H. Petree
  ------------------------------------       -------------------------------
BY:     STEPHANIE BARRELL                  BY:     DANIEL H. PETREE
TITLE:  VICE PRESIDENT                     TITLE:  EVP CORPORATE DEVELOPMENT
                                                   AND CHIEF FINANCIAL OFFICER

ADDRESS WHERE NOTICES TO THE BANK         ADDRESS WHERE NOTICES TO THE BORROWER
ARE TO BE SENT:                           ARE TO BE SENT:

San Francisco Commercial Banking          385 Olyster Point Blvd.
Office #1499                              South San Francisco, CA 94080
345 Montgomery Street
San Francisco, CA 94104